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                   ROBB PECK McCOOEY FINANCIAL SERVICES, INC.
                     AFFILIATE LETTER OF GEORGE E. ROBB, JR.



                                                                  March 15, 2001


LaBranche & Co Inc.
One Exchange Plaza
New York, New York 10006
Attention: George M.L. LaBranche, IV

Ladies and Gentlemen:

         The undersigned has been advised that as of the date of this letter the undersigned may be deemed an "affiliate" of ROBB PECK McCOOEY Financial Services, Inc., a Delaware corporation ("Target"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of January 18, 2001, as amended as of February 15, 2001 (as so amended, the "Merger Agreement"), by and between LaBranche & Co Inc., a Delaware corporation ("Purchaser"), and Target, all of the issued and outstanding shares of Target's common stock shall be exchanged for newly issued shares of Purchaser Common Stock and Purchaser Series A Preferred Stock (the "Merger"). Capitalized terms used in this letter and not defined herein shall have the meanings assigned to them in the Merger Agreement.

         As a result of the Merger, the undersigned will receive shares of Purchaser Common Stock and Purchaser Series A Preferred Stock (collectively, the "Purchaser Shares") in exchange for the Target Shares owned by the undersigned.

         The undersigned represents, warrants, and covenants to Purchaser that:

         A. The undersigned shall not make any sale, transfer, or other disposition of Purchaser Shares in violation of the Act or the Rules and Regulations.
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         B. The undersigned has carefully read this letter and the Merger
Agreement and discussed the requirements of such documents and other applicable limitations upon the undersigned's ability to sell, transfer, or otherwise dispose of Purchaser Shares to the extent the undersigned felt necessary with counsel for the undersigned or counsel for Target.

         C. The undersigned has been advised that the issuance of the Purchaser Shares to the undersigned pursuant to the Merger Agreement has been registered with the Commission under the Act. However, the undersigned has also been advised that, since at the time the Merger Agreement was submitted for a vote of the stockholders of Target, (a) the undersigned may be deemed to have been an affiliate of Target and (b) the distribution by the undersigned of the Purchaser Shares had not been registered under the Act, the undersigned may not sell, transfer or otherwise dispose of the Purchaser Shares issued to the undersigned in the Merger unless (i) such sale, transfer, or other disposition has been registered under the Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Purchaser, or a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer, or other disposition is otherwise exempt from registration under the Act.

         D. The undersigned understands that, except as provided for in the Registration Rights Agreement, Purchaser is under no obligation to register the sale, transfer, or other disposition of the Purchaser Shares by the undersigned or on the undersigned's behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

         E. The undersigned also understands that unless the transfer by the undersigned of the undersigned's Purchaser Shares has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Purchaser reserves the right to instruct its transfer agent to put the following legend on the certificates issued to the undersigned's transferee:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS

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         REGISTERED THEREUNDER OR UNLESS AN EXEMPTION FROM THE REGISTRATION
         REQUIREMENTS OF THE SECURITIES ACT OF 1933 IS AVAILABLE."

         F. Execution of this letter should not be considered an admission by the undersigned that the undersigned is an "affiliate" of Target as described in the first paragraph of this letter or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

         G. In the event of a sale or other disposition by the undersigned of Purchaser Shares pursuant to Rule 145, the undersigned will supply Purchaser with evidence of compliance with such Rule, in the form of a broker's letter in customary form or other evidence reasonably satisfactory to Purchaser, which evidence may be delivered a reasonable time after such sale or other disposition is executed. The undersigned understands that Purchaser may instruct its transfer agent to withhold the transfer of any Purchaser Shares disposed of by the undersigned, but that, upon receipt of such evidence of compliance, the transfer agent shall effectuate the transfer of the Purchaser Shares sold as indicated in such evidence. The provisions of paragraphs (E) and (G) shall cease to be applicable to the undersigned if (i) one year shall have elapsed from the date the undersigned acquired the Purchaser Shares received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned or (ii) two years shall have elapsed from the date the undersigned acquired the Purchaser Shares received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned.

                                            Very truly yours,

                                            /s/ George E. Robb, Jr.
                                            --------------------------
                                            George E. Robb, Jr.


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Agreed and accepted this 15th day of
March, 2001 by

LaBRANCHE & CO INC.

By: /s/ George M.L. LaBranche IV
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         Name: George M.L. LaBranche IV
         Title:Chairman, Chief Executive Officer
               and President

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